EXHIBIT 10.2

                        AMENDMENT TO EMPLOYMENT AGREEMENT

         This Amendment ("Amendment") to that Employment Agreement between Steven A. Lambrecht ("Lambrecht") and Premium Cigars International, Ltd., an Arizona corporation ("PCI") dated June 13, 1997 ("Original Agreement") is entered into this 19th day of November, 1997.

                                    RECITALS
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         WHEREAS,  PCI and Lambrecht desire that the Original Agreement continue to govern the employment relationship between them with certain modifications to ensure a smooth transition in leadership of the Company should Lambrecht, in the future, be replaced as President or Chief Executive Officer;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PCI and Lambrecht agree as follows:

1.  Scope of  Amendment.  The terms of this  Amendment  and all other  terms not inconsistent with this Amendment from the Original Agreement, which is incorporated herein by this reference, will govern the employment relationship. If any term of this Amendment conflicts with a term of the Original Agreement, the terms of this Amendment shall control.

2.  Option  Grant.  Subject  to (i)  approval  by the  Board of  Directors,  the
Independent Directors and W. B. McKee Securities, Inc. as Underwriters' Representative (pursuant to paragraphs 4(m) and (p) of the Underwriting Agreement dated August 25, 1997) and ratification by shareholders at the Company's next annual shareholder meeting, (ii) the vesting schedule set forth below, (iii) the Company's acceptance of an Accredited Investor Representation Letter from Mr. Lambrecht and (iv) the Company's and Lambrecht's entrance into a Stock Option Agreement, the Company shall grant to Lambrecht non-qualified options to purchase Twenty Thousand (20,000) Shares at the initial public offering price of $5.25 per Share, exercisable beginning one (1) year after the date of this Amendment and continuing until five (5) years after such Amendment date (the "Options"). After such five (5) year period, the Options shall expire. The Options shall vest as follows:

     (i) Options to purchase 10,000 shares for Lambrecht's valuable services as President in conjunction with taking the Company public, during the Company's early stages as a public Company, shall vest immediately upon the date that Lambrecht ceases to be President;

     (ii) Options to purchase 10,000 shares for Lambrecht's cooperation in a smooth transition to the next Chief Executive Officer shall vest immediately upon the date Lambrecht ceases to be Chief Executive Officer and does not elect to remain in any executive position in the Company, provided that the Board of Directors, in its sole discretion, makes a determination that Lambrecht has: (a) fully cooperated with the Chief
     Executive Officer successor ("Successor"); (b) fully disclosed all information to his Successor which is necessary to his Successor's performance as Chief Executive Officer; (c) has exhibited positive support for his Successor before Company employees, shareholders, market participants and the general public; and (iv) has resolved any issues relating to his Successor confidentially with his Successor or the Board of Directors.

Only Options which have vested, as set forth above, shall be exercisable during the exercise period.

3. Status as a Director. The parties acknowledge that Lambrecht is currently a director of the Company. If Lambrecht is replaced as Chief Executive Officer, he will complete his term as a director and agrees to serve the Board in such other capacities as the Board shall request.

4. Severance Compensation. The Severance Compensation provisions of Paragraph 7 of the Original Agreement shall remain in force according to the conditions set forth therein, and shall be applicable in the case of Lambrecht's replacement as CEO.

5. Payment as a Consultant. If, upon the date that Lambrecht ceases to be President and Chief Executive Officer, Lambrecht is receiving compensation pursuant to the Severance Compensation provisions of Paragraph 7 of the Original Agreement, Lambrecht agrees to provide consulting services to the Company for the period of such
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Severance  Compensation,  from time to time and as  reasonably  requested by the
Company, without additional compensation to Lambrecht. If the Company requests that Lambrecht provide such consulting services after any such Severance Compensation terminates, the Company shall pay Lambrecht $45 per hour and shall reimburse Lambrecht for his reasonable expenses incurred as a consultant.

     EXECUTED as of the first date set forth above.

"PCI"                                   "Lambrecht
Premium Cigars International, Ltd.

     /s/ William L. Anthony                  /s/ Steven A. Lambrecht
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William L. Anthony, Chairman            Steven A. Lambrecht
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